                               AMENDMENT AGREEMENT

     AMENDMENT AGREEMENT, effective as of November 30, 2006, by and among DOMINI
ADVISOR TRUST, A business trust organized under the laws of the state of
Massachusetts, (the "Fund") and INVESTORS BANK & TRUST COMPANY, a Massachusetts
trust company ("Investors Bank").

     WHEREAS the Fund and Investors Bank entered into a Custody Agreement dated
December 1, 2004, as amended from time to time (the "Custodian Agreement"); and

     WHEREAS, the Fund and Investors Bank desire to amend the Custodian
Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.   Amendments.

     (a) The Custodian Agreement is hereby amended by inserting following section as 6. 13:

     "The Bank receives class action litigation information from several standard sources. The Bank may also obtain Proof of Claim forms directly from the major class action claims administrators. The Bank's Class Action
     Unit obtains the transaction activity of all custodied clients, including the Funds, from the specified class period. The transaction information is systematically extracted from the Bank's system and electronically filed with the Claims Administrator. The Bank will participate in all class action litigations on behalf of the Funds unless Adviser specifically requests that the Bank not file. The Bank shall not be responsible for the filing of any information in connection with class action litigations on behalf of the Funds at any time at which this Custody Agreement is no longer in effect. The Bank shall not be responsible for the filing of any information in connection with class action litigations on behalf of the
     Funds for periods prior to the beginning of the Fund's Custody relationship with the Bank."

     (b) Appendix A of the Custody Agreement is hereby amended by deleting such
Appendix A in its entirety and inserting in lieu thereof the attached Appendix
A.

2.   Miscellaneous.

     (a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

     (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

                                        INVESTORS BANK & TRUST COMPANY

                                        By: /s/  Stephen DeSalvo
                                            ------------------------------------
                                        Name: Stephen DeSalvo
                                        Title: Managing Director

                                        DOMINI ADVISOR TRUST

                                        By: /s/  Carole Laible
                                            ------------------------------------
                                        Name: Carole Laible
                                        Title: Treasurer

                             APPENDIX A: PORTFOLIOS

                  Domini Social Equity Portfolio (Feeder Fund)

              Domini European Social Equity Portfolio (Feeder Fund)

              Domini PacAsia Social Equity Portfolio (Feeder Fund)

            Domini EuroPacific Social Equity Portfolio (Feeder Fund)